Exhibit 10.1

TRANSACTION AGREEMENT

by and between

HRPT PROPERTIES TRUST

and

GOVERNMENT PROPERTIES INCOME TRUST

June 8, 2009

i

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT made June 8, 2009, by and between HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“HRPT”) and GOVERNMENT PROPERTIES INCOME TRUST (“GOV”), a Maryland real estate investment trust.

RECITAL

GOV is a wholly-owned subsidiary of HRPT.

The principal assets of GOV are 29 properties previously contributed to GOV’s wholly-owned subsidiary, Government Properties Income Trust LLC (“GOV LLC”), by HRPT, tenanted primarily by the United States government and several state governments and subject to mortgages securing a revolving credit facility.

GOV filed a registration statement on Form S-11 under the Securities Act of 1933 with respect to an initial public offering of up to 11,500,000 of its common shares of beneficial interest, $0.01 par value.

In connection with the foregoing, the parties wish to define certain rights and obligations in connection with their businesses.

NOW, THEREFORE, it is agreed:

SECTION 1
DEFINITIONS

1.1           Definitions.

Capitalized terms used in this Agreement shall have the meanings set forth below:

(1)           “AAA”:  as defined in Section 7.1(a).

(2)           “Action”:  any litigation or legal or other action, arbitration, counterclaim, investigation, proceeding, request for material information by or pursuant to the order of any Governmental Authority, or suit, at law or in arbitration or equity commenced by any Person.

(3)           “Affiliate”:  with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose, with respect to an Entity, meaning the possession of the power to vote or direct the voting of a majority of the voting securities of, or other voting interests in, such Entity which are entitled to elect directors, trustees or similar officials of such Entity.

(4)           “Agreement”:  this Transaction Agreement, together with the Schedules hereto, as amended in accordance with the terms hereof.

(5)           “Award”:  as defined in Section 7.1(e).

(6)           “Business Day”:  any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Massachusetts.

(7)           “Change in Control”:  with respect to HRPT means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock of HRPT or any Subsidiary of HRPT that directly or indirectly owns a Government Property (a “Specified Subsidiary”), or the power to direct the management and policies of HRPT or any Specified Subsidiary, directly or indirectly, (b) the merger or consolidation of HRPT or any Specified Subsidiary with or into any other Entity (other than the merger or consolidation of HRPT or any Specified Subsidiary into another Entity that does not result in a Change in Control of HRPT or such Specified Subsidiary under clauses (a), (c) or (d) of this definition), (c) any one or more sales or conveyances to any person by HRPT or any Specified Subsidiary of all or any material portion of the assets (including capital stock) or the business of HRPT or any Specified Subsidiary, other than to a wholly-owned subsidiary of HRPT or to HRPT, as the case may be, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on or after the date hereof) constituted the board of trustees or directors of HRPT (together with any new trustees or directors whose election by such board, or whose nomination for election by the shareholders of HRPT, was approved by a vote of a majority of the trustees or directors then still in office who were either trustees or directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of trustees or directors of HRPT then in office, or (e) the election to the board of directors of HRPT of any individual not nominated or appointed by vote of a majority of the directors of HRPT in office immediately prior to the nomination or appointment of such individual.

(8)           “Change in Control Purchase Price”:  with respect to any Government Property, such price shall be the fair market value (“Fair Market Value”) as determined by agreement of a majority of the Independent Trustees of each of HRPT and GOV (but not including persons who are Independent Trustees of both HRPT and GOV), provided if the Independent Trustees have not reached agreement within the 30 day period following notice from HRPT to GOV of a Change in Control referred to in Section 3.1(b) (“Agreement Period”), the Fair Market Value shall be determined by appraisal.  In such event, within 5 Business Days after the end of the Agreement Period, HRPT and GOV shall each give notice to the other specifying the name and address of an appraiser.  The two appraisers so chosen shall meet within ten (10) days after notice of the selection of the second appraiser and shall endeavor to agree upon Fair Market Value.  If, within twenty (20) days after such notice, the two appraisers do not agree upon Fair Market Value, they shall together appoint a third appraiser.

If the two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, either HRPT or GOV may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. Once the third appraiser is selected, all three appraisers shall meet to endeavor to agree unanimously on Fair Market Value, within ten (10) days of such third appraiser’s selection.  In the event that all three appraisers cannot unanimously agree upon the Fair Market Value within ten (10) days after the third appraiser shall have been selected, each appraiser shall submit his or her designation of Fair Market Value to the other two appraisers in writing within five (5) days after the expiration of such 10-day period; and Fair Market Value shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

If only one appraiser shall have been chosen whose name and address shall have been given to the other party within 5 Business Days after the end of the Agreement Period and who shall have the qualifications set forth below, that sole appraiser shall render the decision which would otherwise have been made as above provided.

Each of the appraisers selected shall have at least ten (10) years experience as a commercial real estate sales broker in the applicable real estate market, dealing with properties of the same type and quality as the relevant Government Properties.

Each of HRPT and GOV shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel, if any is employed.  Each of HRPT and GOV shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, as the case may be) and all other expenses of the appraisal.

Each of the appraisers selected shall certify the determination of the Fair Market Value to both HRPT and GOV promptly upon determination.

In determining Fair Market Value, the appraiser(s) shall assume that neither HRPT nor GOV is under a compulsion to sell or purchase, and that both parties are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest.

(9)           “Charter”:  with respect to any Entity, its constituent governing documents, including, by way of example, its certificate of incorporation and by-laws (if a corporation), its operating agreement and certificate of formation (if a limited liability company), its declaration of trust and by-laws (if a real estate investment trust) and its limited partnership agreement and certificate of limited partnership (if a limited partnership).

(10)         “Code”:  the United States Internal Revenue Code of 1986, as from time to time in effect, and any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

(11)         “Commission”:  the United States Securities and Exchange Commission.

(12)         “Contract”:  any lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment (whether or not written) and all rights and obligations therein or thereunder.

(13)         “Covered Liabilities”:  as defined in Section 5.1.

(14)         “Credit Facility”: the revolving credit facility among GOV, GOV LLC and Bank of America, N.A. and the other lenders party thereto dated April 24, 2009.

(15)         “Disputes”:  as defined in Section 7.1(a).

(16)         “Effective Date”:  the date on which the GOV Common Shares sold pursuant to the GOV Registration Statement are paid for by the underwriters named therein.

(17)         “Entity”:  a real estate investment trust, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(18)         “Exchange Act”:  the United States Securities Exchange Act of 1934, as amended and in effect from time to time.

(19)         “GAAP”: generally accepted accounting principles as in effect from time to time in the United States of America.

(20)         “GOV”:  the meaning given in the preamble to this Agreement.

(21)         “GOV Common Shares”:  common shares of beneficial interest, $0.01 par value of GOV.

(22)         “GOV Expenses”:  (a) all costs, expenses, fees and underwriting commissions (including in each case the reasonable fees and disbursements of counsel) of GOV and GOV LLC, incident to (i) the drafting, negotiation, execution and delivery of this Agreement and all other agreements, instruments and documents entered into in connection herewith, (ii) the preparation, printing, filing and distribution under the Securities Act of the GOV Registration Statement  (including financial statements and exhibits), each preliminary prospectus and prospectus in connection therewith and all amendments and supplements to any of them, (iii) the registration or qualification of the GOV Common Shares for offer and sale under the securities and Blue Sky laws of the several states, (iv) the initial listing of the GOV Common Shares on the New York Stock Exchange, (v) furnishing such copies of the GOV Registration Statement, the final prospectus contained therein and all amendments and supplements thereto as may be requested for use by the underwriters named therein, and (vi) the drafting, negotiation, execution and delivery of the Credit Facility and all other agreements, instruments and documents to be executed in connection therewith, including any arrangement, upfront, administrative and other fees and expenses of lenders in connection with the Credit Facility, and (b) all real property transfer Taxes, and all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, property, transfer, gains and similar Taxes, levies, charges and fees, including any associated deficiencies, interest, penalties, additions to Tax or additional amounts, in any such case in connection with the transfers referred to in Section 2.1(e).

(23)         “GOV Group”:  GOV and each Entity (i) whose income after the Effective Date will be included in the federal Income Tax Return Form 1120-REIT with GOV as the parent or (ii) that is a Subsidiary of GOV on or after the Effective Date.

(24)         “GOV Indemnified Parties”:  as defined in Section 5.1.

(25)                            “GOV Liabilities”:  all (i) liabilities which represent GOV Expenses and (ii) Liabilities, whether arising before or after the transfer of the Properties and Property Assets to GOV LLC, but not including those current Liabilities which were transferred to HRPT as part of the distribution paid under Section 2.1(k).

(26)                            “GOV Registration Statement”:  the registration statement on Form S-11 filed by GOV under the Securities Act with respect to up to 11,500,000 GOV Common Shares, as amended.

(27)                            “Government Property”:  shall mean a property which, at the time of consideration, is majority leased or occupied (determined by rentable square footage, excepting common areas) to one or more Governmental Authorities or which is reasonably expected to be majority leased to one or more Governmental Authorities within twelve (12) months of such time.

(28)                            “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign entity or organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal.

(29)                            “HRPT”:  as defined in the preamble to this Agreement.

(30)                            “HRPT Expenses”:  all costs, expenses and fees (including in each case the reasonable fees and disbursements of counsel of HRPT and its Subsidiaries other than GOV) incident to the drafting, negotiation, execution and delivery of this Agreement and all other agreements, instruments and other documents entered into by HRPT or any HRPT Subsidiary (other than GOV) in connection herewith.

(31)                            “HRPT Group”:  HRPT and each Entity (i) whose income is included in the federal Income Tax Return Form 1120-REIT with HRPT as the parent or (ii) that is a Subsidiary of HRPT, but excluding, in each case, any Entity in the GOV Group.

(32)                            “HRPT Indemnified Parties”:  as defined in Section 5.2.

(33)                            “HRPT Liabilities”:  all (i) liabilities which represent HRPT Expenses, (ii) current Liabilities which were transferred to HRPT as part of the distribution paid under Section 2.1(k)), whether arising before or after the transfer of the Properties and Property Assets to GOV LLC.

(34)                            “Income Taxes”:  any and all Taxes to the extent based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise), imposed by any Taxing Authority, together with any related interest, penalties or other additions thereto.

(35)                            “Independent Trustee”:  a trustee of an Entity within the meaning of the term “Independent Trustee” under such Entity’s Charter (as then in effect), or if no such term is contained in an Entity’s Charter, a trustee who is not an employee of the manager of such Entity, who is not involved in the Entity’s day to day activities and who meets the qualifications of an independent director under the applicable rules of any stock exchange on which such Entity’s shares are traded and the Securities and Exchange Commission, as those requirements may be amended from time to time.

(36)                            “Leases”:  collectively, the Tenant leases of the Properties listed on Schedule 1.1(36).

(37)                            “Liability”:  any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, in each case to the extent arising out of or relating to the ownership, financing or operation of the Properties or the Property Assets.

(38)                            “License”:  any federal, state, local or foreign governmental approval, authorization, certificate, license, permit or exemption to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, properties or business.

(39)                            “Person”:  any individual or any Entity.

(40)                            “Properties”:  the Government Properties listed on Schedule 1.1(40), each a “Property.”

(41)                            “Property Assets”:  with respect to any Property, (i) all land together with any appurtenances thereto and any buildings, structures or other improvements thereon, (ii) all furnishings, fixtures and equipment located thereon or affixed thereto, (iii) all cash reserves established to pay for furnishings, fixtures and equipment for such Property, (iv) all Leases and all Contracts for goods and services provided to such Property, but if not exclusively provided to such Property, only to the extent actually provided to such Property,  (iv) all Licenses related to such Property and (v) all books and records to the extent related to the foregoing; provided, however, that Property Assets shall not, in any event, include refunds in respect of property tax or other liabilities for which any Tenant is liable under any Lease.

(42)                            “Property Owners”:  the HRPT Subsidiaries listed on Schedule 1.1(42).

(43)                            “Proceeds”;  all cash received by GOV from the sale of GOV Common Shares contemplated by the GOV Registration Statement.

(44)                            “Rules”:  as defined in Section 7.1(a).

(45)                            “Sale”: as defined in Section 3.1(a).

(46)                            “SEC”: the United States Securities and Exchange Commission.

(47)                            “Securities Act”:  the United States Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect.

(48)                            “Subsidiary”:  with respect to any Entity, any other Entity in which (i) a majority of the voting securities, or other voting interests which are entitled to elect directors, trustees or similar officials of such other Entity, or (ii) a majority of the equity interests of such other Entity, is owned directly or indirectly by such Entity or any Subsidiary of such Entity.

(49)                            “Tax Contests”:  as defined in Section 6.5.

(50)                            “Taxes”:  any net income, gross income, gross receipts, sales, use, excise, franchise, transfer, payroll, premium, real property or windfall profits tax, alternative or add-on minimum tax, or other similar tax, fee or assessment, together with any interest and any penalty, addition to tax or other additional amount imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding.

(51)                            “Taxing Authorities”:  the United States Internal Revenue Service (or any successor authority) and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

(52)                            “Tax Returns”:  all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed by any taxpayer in connection with, its liability or reporting for, or its payment or receipt of any refund of, any Tax.

(53)                            “Tenants”: collectively, the tenants under any Lease of all or a portion of the Properties.

(54)                            “Third-Party Claim”:  any Action asserted by a Person, other than any party hereto or their respective Affiliates, that gives rise to a right of indemnification hereunder.

SECTION 2
PRELIMINARY ACTIONS, PROPERTIES TRANSFER; ETC.

2.1                                 Preliminary Actions.

Prior to the execution and delivery of this Agreement, the following actions were taken:

(a)                                  GOV was organized as a Maryland real estate investment trust on or about February 17, 2009;

(b)                                 HRPT contributed $5,000,000, in cash, to the capital of GOV on or about February 17, 2009 and an additional $1,766,000, in cash, to the capital of GOV on or about April 24, 2009;

(c)                                  HRPT advanced $6,015,000 on behalf of GOV to pay certain GOV Expenses related to the offering of GOV Common Shares on or about April 24, 2009;

(d)                                 GOV LLC was organized as a Delaware limited liability company on or about March 23, 2009;

(e)                                  each of the Property Owners transferred and conveyed all its right, title and interest in and to all of the land more particularly described in Schedule 1.1(40) that is identified in said Schedule as being owned by such Entity, together with any appurtenances thereto and any buildings, structures or other improvements thereon and all other Property Assets with respect thereto, to GOV LLC and GOV LLC assumed and agreed to timely pay, perform, observe and discharge all Liabilities, whether arising before or after the date of transfer and which are agreed to be GOV Liabilities for purposes of Section 5.2(b);

(f)                                    THE PROPERTY ASSETS WERE TRANSFERRED AND CONVEYED “AS IS, WHERE IS”, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE);

(g)                                 GOV and GOV LLC entered into the Credit Facility;

(h)                                 the Board of Trustees of GOV declared a distribution payable to HRPT, as GOV’s sole shareholder, in the amount of $250 million, which was paid on or about April 24, 2009;

(i)                                     GOV filed the GOV Registration Statement and the Registration Statement became effective under the Securities Act on June 2, 2009;

(j)                                     GOV has applied for listing of the GOV Common Shares for trading on the New York Stock Exchange;

(k)                                  prior to the Effective Date, the Board of Trustees of GOV declared a distribution to HRPT, as GOV’s sole shareholder, payable at the commencement of business on the Effective Date (and prior to the time HRPT ceases to be GOV’s sole shareholder) of all current assets (excluding any cash representing a portion of the contributions referred to in Section 2.1(b) or Proceeds), subject to all current Liabilities (excluding the advance referred to in Section 2.1(c) or any Liability representing repayment of principal under the Credit Facility) all as determined as of the close of business on the Effective Date in accordance with GAAP applied in a manner consistent with past practice of the HRPT Group and which shall include interest expense and all items of income and expense customarily prorated in sales transactions involving properties similar to the Properties including fixed and additional rents, real estate taxes and assessments and operating expenses;

(l)                                     HRPT’s Board of Trustees (or an authorized committee thereof) approved the execution and delivery of this Agreement and ratified and approved the transactions described herein; and

(m)                               GOV’s Board of Trustees (or an authorized committee thereof) approved the execution and delivery of this Agreement and ratified and approved the transactions described herein.

2.2                                 Other Action.  Promptly following the Effective Date, GOV will repay to HRPT the advance referred to in Section 2.1(c).

SECTION 3
POST-EFFECTIVE DATE RIGHTS, OPTIONS AND COVENANTS

3.1                                 First Right to Purchase re: Government Properties Owned by HRPT or its Subsidiaries.

(a)                                  HRPT hereby grants to GOV, subject to the Declaration of Trust of HRPT, the first right to purchase Government Properties as provided in this Section 3.1(a).  If HRPT or any HRPT Subsidiary owning a Government Property determines to offer for sale, mortgage or other financing (including through a sale and leaseback transaction, each a “Sale”), any property that at such a time is a Government Property, then prior to entering into any agreement with respect to such Sale, HRPT shall provide, or cause to be provided, written notice of such proposed Sale to GOV, describing such proposed Sale in sufficient detail (including pricing, payment terms, closing date and other material terms) and offering GOV the right to purchase, mortgage or finance such Government Property and shall negotiate in good faith with GOV for such purchase, mortgage or financing by GOV.  If, within fifteen Business Days after HRPT’s notice, HRPT and GOV have not reached agreement on the terms of such Sale, HRPT (or such HRPT Subsidiary) will be free to sell, mortgage or finance such Government Property upon the same or substantially similar terms as those contained in the written notice described above, free of the restrictions of this Section 3.1, provided if such Sale has not occurred at a price (or on pricing terms if a mortgage or other financing) not less than 95% of the price (or pricing terms if a mortgage or other financing) set forth in the notice within 365 days after the closing date set forth in such notice, then any future Sale of such Government Property shall once again be subject to this Section 3.1(a).  The right of first refusal in this Section 3.1(a) shall terminate at such time as all of the following are satisfied: (i) HRPT no longer owns directly or indirectly 10% or more of the outstanding GOV Common Shares, (ii) HRPT and GOV no longer have engaged the same provider of business management services and (iii) GOV and HRPT no longer have one or more managing trustees in common.

(b)                                 For purposes of this Section 3.1, a direct or indirect Change of Control of either HRPT or a Specified Subsidiary shall be deemed a Sale of HRPT or such Specified Subsidiary, as the case may be.  HRPT shall provide, or cause to be provided, prompt written notice of such Change in Control to GOV and negotiate in good faith with GOV.  GOV shall have 60 days after determination of the Change in Control Purchase Price to purchase all or any Government Properties owned at that time by HRPT or any HRPT Subsidiary, or by a Specified Subsidiary, as the case may be, for the applicable Change in Control Purchase Price.

(c)                                  HRPT agrees that irreparable damage would occur if its obligations under this Section 3.1 were not performed in accordance with their terms and that GOV’s remedy at law for HRPT’s breach of its obligations under this Section 3.1would be inadequate.  Upon any such breach, GOV shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining HRPT and/or such HRPT Subsidiary from continuing such breach.

3.2                                 Investments of HRPT.

(a)                                  After the Effective Date and for so long thereafter as (i) HRPT owns directly or indirectly 10% or more of the outstanding GOV Common Shares, (ii) HRPT and GOV both have engaged the same provider of business management services or (iii) GOV and HRPT have one or more managing trustees in common, neither HRPT nor any HRPT Subsidiary will make any investment (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) in a Government Property without the prior approval of a majority of GOV’s Independent Trustees who are not trustees of HRPT; provided that, if a majority of GOV’s Independent Trustees who are not trustees of HRPT have determined GOV should not make the investment after the investment has been presented to them, then HRPT (or such HRPT Subsidiary) may make the investment without any further approval of any of GOV’s Independent Trustees.

(b)                                 HRPT agrees that irreparable damage would occur if its obligations under this Section 3.2 were not performed in accordance with their terms and that GOV’s remedy at law for the breach by HRPT or any HRPT Subsidiary of this Section 3.2 would be inadequate.  Upon any such breach, GOV shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining HRPT and/or such HRPT Subsidiary from continuing such breach.  HRPT agrees that the period of restriction and the geographical area of restriction imposed upon HRPT are fair and reasonable.  If the provisions of this Section 3.2 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jurisdiction over the matter would deem enforceable, such period or area shall, for purposes of this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.

3.3                                 Investments of GOV.

(a)                                  After the Effective Date and for so long thereafter as (i) HRPT owns directly or indirectly 10% or more of the outstanding GOV Common Shares, (ii) HRPT and GOV both have engaged the same provider of business management services or (iii) GOV and HRPT have one or more managing trustees in common, neither GOV nor any GOV Subsidiary will make any investment (including fee interests, leaseholds, joint ventures, mortgages or other real estate interests) in office or industrial real property which is not a Government Property without the prior approval of a majority of HRPT’s Independent Trustees who are not trustees of GOV; provided that, if a majority of HRPT’s Independent Trustees who are not trustees of GOV have determined that HRPT should not make the investment after the investment has been presented to them, then

GOV (or such GOV Subsidiary) may make the investment without any further approval of any of HRPT’s Independent Trustees.

(b)                                 GOV agrees that irreparable damage would occur if its obligations under this Section 3.3 were not performed in accordance with their terms and that HRPT’s remedy at law for the breach by GOV or any GOV Subsidiary of this Section 3.3 would be inadequate.  Upon any such breach, HRPT shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining GOV and/or such GOV Subsidiary from continuing such breach.  GOV agrees that the period of restriction and the geographical area of restriction imposed upon GOV are fair and reasonable.  If the provisions of this Section 3.3 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jurisdiction over the matter would deem enforceable, such period or area shall, for purposes of this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.

3.4                                 Expiration or Termination of Tenancies.

(a)                                  Anything in Section 3.2 to the contrary notwithstanding, the leasing of a property held by HRPT or any HRPT Subsidiary on the date hereof or which was acquired hereafter, and which (i) is a Government Property on the date hereof, (ii) was not a Government Property at the time of acquisition by HRPT or such HRPT Subsidiary or (iii) is a property the acquisition of which was permitted under Section 3.2, to one or more Governmental Authorities is not prohibited under Section 3.2.

(b)                                 Anything in Section 3.3 to the contrary notwithstanding, the leasing of a property held by GOV or any GOV Subsidiary, whether one of the Properties or a property which was acquired thereafter, and which (i) is one of the Properties, (ii) was a Government Property at the time of acquisition by GOV or such GOV Subsidiary or (iii) is a property the acquisition of which was permitted under Section 3.3, to one or more tenants which are not Governmental Authorities is not prohibited under Section 3.3.

3.5                                 Cooperation, Exchange of Information, Retention of Records, and Costs of Reporting.

(a)                                  Upon reasonable request, HRPT (on behalf of the HRPT Group) and GOV (on behalf of the GOV Group) will promptly provide, and will cause their respective Affiliates to provide, the requesting party with such cooperation and assistance, documents and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the consummation of the transactions contemplated by this Agreement and the preservation for each such party, to the extent reasonably feasible, of the benefits of this Agreement (including, in the case of GOV, the economic and operational benefits of the Properties and Property Assets and in the case of HRPT, the economic benefits of the distribution contemplated by Section 2.1(k), (ii) each such party’s preparation and filing of any original or amended Tax Return or of any financial or other report required to be filed under the Exchange Act or other applicable law, (iii) the conduct of any audit, appeal, protest or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, and (iv) the verification of an amount payable hereunder to, or receivable hereunder from, any other party.  In addition, HRPT (on behalf of the HRPT Group) and GOV (on behalf of the GOV Group) acknowledge and agree that certain of the Properties are located adjacent to properties which have been retained by HRPT (or other members of the HRPT Group) and that, in order to maintain the economic and operational benefits attributable to the proximity of such Properties and such adjacent properties, the cooperation contemplated hereby shall include all reasonable cooperation with respect to matters relating to the enjoyment, preservation and maintenance of all such benefits, including (i) the maintenance and operation of any common parking or other amenities and facilities, (ii) the provision of any access and other rights, (iii) compliance with zoning rules and regulations, and (iv) allowances for minor encroachments across property lines.  Each such party will make its officers and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)                                 In furtherance of the obligations of each of HRPT and GOV pursuant to clause (i) of Section 3.5(a), relative to the economic and operational benefits of the Properties and Property Assets and to the economic benefits of the distribution paid under Section 2.1(k), each of HRPT and GOV will, as needed, act as the agent of the other in the collection of assets and the payment of Liabilities that belong to the other.  GOV will, within 30 days following the Effective Date, prepare and deliver to HRPT a balance sheet reflecting the current assets and current Liabilities which were the subject of the distribution paid under Section 2.1(k).  Contemporaneous with the delivery of the balance sheet, GOV will remit to HRPT any amounts representing such current assets then collected by GOV on behalf of HRPT, net of any amounts representing current Liabilities then paid by GOV on behalf of HRPT, all as set forth on such balance sheet; thereafter, as amounts representing current assets, net of current Liabilities, are received or paid by GOV on behalf of HRPT, upon demand but in any event not less often than monthly, GOV will remit to HRPT the excess (if any) of such amounts collected over such amounts paid (in each case since the last remittance between HRPT and GOV), and HRPT shall remit to GOV the deficit (if any) of such amounts paid over such amounts collected (in each case since the last remittance between HRPT and GOV).

(c)                                  For purposes of preparing the balance sheet referred to in Section 3.5(b), the following items of income and expense with respect to the Properties, determined as of the close of business on the Effective Date, shall be included in the determination of current assets and current Liabilities: (i) rent and additional rent payable under the Leases; (ii) real estate taxes and assessments payable based on the rates and assessed valuations applicable in the tax year during which the Effective Date occurs; (iii) electricity, water and other utility charges payable; (iv) interest expense under the Credit Facility; and (v) all other items of income and expense as are customarily prorated in sales transactions involving properties similar to the Properties.  If any of the foregoing items cannot be determined as of the date on which the balance sheet is to be delivered due to the unavailability of information, such items shall be included  on the basis of a good faith estimate by GOV and adjusted and reconciled as soon as practicable thereafter.  If after the Effective Date, HRPT or any HRPT Subsidiary receives rent or additional rent due under any Lease, it will promptly pay such amounts to GOV.  Any rent or additional rent received by GOV shall be applied to rent and additional rent due in the inverse order of their due dates, and GOV shall remit to HRPT any such rent or additional rent attributable to HRPT in accordance with Section 3.5(b).  To the extent rent and additional rent payable under the Leases are to be paid to HRPT as part of the distribution paid under Section 2.1(k), HRPT shall not have any right to take any action to collect the same and GOV shall use commercially reasonable efforts to do so except that GOV shall have no obligation to institute an Action to enforce its rights.

(d)                                 Each of HRPT and GOV will retain or cause to be retained all books, records and other documents within its possession or control relating to the Property Assets and all Tax Returns, and all books, records, schedules, workpapers, and other documents relating thereto, which Tax Returns and other materials are within the scope of this Agreement, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by applicable law or pursuant to any record retention agreement.

(e)                                  Each of HRPT and GOV will cooperate to enforce the ownership limitations in their respective declarations of trust to promote orderly governance and to maintain the ability of each of HRPT and GOV to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code.

3.6                                 Restrictions.

After the Effective Date, and for so long thereafter as HRPT owns 9.8% or more of the outstanding GOV Common Shares, (a) GOV (together with its Affiliates) will not actually or constructively (within the meaning of Section 856(d) of the Code, but excepting any constructive attribution from HRPT and its Affiliates) acquire or own more than 4.9% of the outstanding securities (by vote or value) of any Entity which is also a tenant of HRPT or its Affiliates, (b) HRPT (together with its Affiliates) will not actually or constructively (within the meaning of Section 856(d) of the Code, but excepting any constructive attribution from GOV and its Affiliates) acquire or own more than 4.9% of the outstanding securities (by vote or value) of any Entity which is also a tenant of GOV or its Affiliates, (c) GOV will not take (or permit its Affiliates to take) any action that, in the reasonable judgment of HRPT, might reasonably be expected to have an adverse impact on the ability of HRPT to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, and (d) HRPT will not take (or permit its Affiliates to take) any action that, in the reasonable judgment of GOV, might reasonably be expected to have an adverse impact on the ability of GOV to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code.

SECTION 4
REPRESENTATIONS

Each party hereto represents and warrants to the other that (i) it is duly authorized to enter into and perform this Agreement and has duly executed and delivered this Agreement, (ii) the execution, delivery and performance of its obligations under this Agreement will not conflict with or result in a breach of or default under or a violation of its Charter, any material Contract to which it is a party or by which any of its assets or its Subsidiaries are bound or any order, judgment, decree, permit, statute, law, rule or regulation to which it or any of its Subsidiaries is subject, and (iii) this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement generally of creditors’ rights and remedies, (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including the discretion of any court of competent jurisdiction in granting specific performance or other equitable relief, and (C) an implied duty to take action and make determinations on a reasonable basis and in good faith.

SECTION 5
INDEMNIFICATION

5.1          Indemnification by HRPT.

From and after the Effective Date, HRPT shall indemnify and hold harmless GOV, its Subsidiaries, each of their respective directors, trustees, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GOV Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses, including those incurred to enforce the terms of this Agreement (collectively, “Covered Liabilities”), suffered, directly or indirectly, by any GOV Indemnified Party by reason of, or arising out of;

(a)           any breach of any covenant or agreement of HRPT contained in this Agreement; or

(b)           any HRPT Liabilities.

5.2          Indemnification by GOV.

From and after the Effective Date, GOV shall indemnify and hold harmless HRPT, its Subsidiaries, each of their respective directors, trustees, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “HRPT Indemnified Parties”) from and against any and all Covered Liabilities suffered, directly or indirectly, by any HRPT Indemnified Party by reason of, or arising out of:

(a)           any breach of any covenant or agreement of GOV contained in this Agreement; or

(b)           any GOV Liabilities.

5.3          Certain Limitations, Etc.

The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) with respect to such Covered Liabilities.  Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss.  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (i) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Covered Liabilities.

5.4          Priority of Section 6.

As to the Tax matters addressed in Section 6, including the indemnification for Taxes and the notice, control and conduct of Tax Contests, the provisions of Section 6 shall be the exclusive governing provisions.

SECTION 6
TAX MATTERS

6.1          General Responsibility for Taxes.

(a)           All federal Income Taxes of the HRPT Group shall be borne by, shall be the responsibility of, and shall be paid by the HRPT Group, and all federal Income Taxes of the GOV Group shall be borne by, shall be the responsibility of, and shall be paid by the GOV Group.  For purposes of federal Income Taxes, items of income, gain, loss, deduction, expenditure, and credit shall be allocated and apportioned between the HRPT Group and the GOV Group in the following manner.  Any item relating to the Property Assets or the GOV Group shall be:  (i) allocated exclusively to the HRPT Group if such item is in respect of a period ending before the Effective Date; (ii) allocated exclusively to the GOV Group if such item is in respect of a period commencing after the Effective Date; and (iii) apportioned, if such item is in respect of a period that includes the Effective Date, between the HRPT Group and the GOV Group in a manner consistent with (A) applicable Tax laws (including the analogous principles of Section 1.1361-5(a)(1)(iii) of the Treasury Regulations under which the GOV Group would cease to be a qualified REIT subsidiary of the HRPT Group at the close of the Effective Date), (B) the continued qualification of both HRPT and GOV as real estate investment trusts under the Code, and (C) commercially reasonable prorations of items between transferors and transferees of real estate.

(b)           For any state or local Income Tax that follows Section 856(i) of the Code and Section 301.7701-2(c)(2)(i) of the Treasury Regulations, (i) such state and local Income Taxes of the HRPT Group shall be borne by, shall be the responsibility of, and shall be paid by HRPT, and (ii) such state and local Income Taxes of the GOV Group shall be borne by, shall be the responsibility of, and shall be paid by GOV; for purposes of such state and local Income Taxes, items of income, gain, loss, deduction, expenditure, and credit shall be allocated and apportioned between the HRPT Group and the GOV Group in the same manner as Section 6.1(a).

(c)           State or local Income Taxes of any member of the HRPT Group that are not covered by Section 6.1(b) shall be borne by, shall be the responsibility of, and shall be paid by HRPT.  State or local Income Taxes of any member of the GOV Group that are not covered by Section 6.1(b), without duplication for Taxes included in current Liabilities as part of the distribution in Section 2.1(k), shall be:  (i) allocated exclusively to the HRPT Group if such item is in respect of a portion of a period prior to the Effective Date; (ii) allocated exclusively to the GOV Group if such item is in respect of a portion of a period following the Effective Date; and (iii) allocated under the apportionment principles of Section 6.1(a)(iii) if such item arises during a portion of a period including the Effective Date.

(d)           Other Taxes (other than those included in GOV Expenses) of any member of the GOV Group shall be allocated, but without duplication for Taxes included in current Liabilities as part of the distribution in Section 2.1(k), consistent with the apportionment principles of Section 6.1(a)(iii), between the HRPT Group and the GOV Group on the basis of actual transactions, events or activities (including, if applicable, days elapsed) that give rise to or create liability for such Taxes on or before the Effective Date (to be borne by, be the responsibility of, and be paid by, the HRPT Group) versus those that give rise to create liability for such Taxes after the Effective Date (to be borne by, be the responsibility of, and be paid by the GOV Group).

(e)           HRPT shall hold GOV harmless from and against all Taxes which are to be borne by the HRPT Group under this Section 6.1.  GOV shall hold HRPT harmless from and against all Taxes which are to be borne by the GOV Group under this Section 6.1.

6.2          Allocation of Certain Taxes among Taxable Periods.

HRPT and GOV agree that if GOV or any member of the GOV Group is permitted but not required under any applicable Tax law, including applicable state and local Income Tax laws, to treat the day before the Effective Date or the Effective Date as the last day of a taxable period, HRPT and GOV shall cooperate so that such day will be treated as the last day of a taxable period.

6.3          Filing and Payment Responsibility.

(a)           Each of HRPT (on behalf of the HRPT Group) and GOV (on behalf of the GOV Group) shall cause to be prepared and filed such Tax Returns as the HRPT Group and the GOV Group, respectively, are required to file with applicable Taxing Authorities.  Each of HRPT (on behalf of the HRPT Group) and GOV (on behalf of the GOV Group) agree that, except as required by applicable law or a final determination resulting from a Tax Contest (defined below) including either HRPT or GOV, they will not take positions in any such Tax Return that are inconsistent with (i) the description of federal Income Tax consequences in the GOV Registration Statement or in a report on Form 8-K to be filed by HRPT with the Securities and Exchange Commission on or immediately after the Effective Date and (ii) and any other Tax Return, whether filed on behalf of the HRPT Group or the GOV Group, previously or substantially contemporaneously filed with such Tax Return.  In particular, HRPT and GOV will use all reasonable business efforts to cooperate with one another in valuing the individual assets comprising the Property Assets, to the extent such valuations are necessary for Tax purposes.

(b)           To the extent that either of the HRPT Group or the GOV Group bears responsibility pursuant to Section 6.1 for some or all of a Tax which is to be paid with a Tax Return for which the other bears preparation and filing responsibility pursuant to Section 6.3, then (i) the party bearing responsibility for some or all of such Tax shall have the right to review and comment upon such Tax Return at least fifteen (15) days before such Tax Return must be filed, (ii) the party bearing responsibility for some or all of such Tax shall pay over by wire transfer the amount of such Tax for which it is responsible to the party filing such Tax Return at least three (3) days before such Tax Return must be filed, and (iii) the party responsible for preparing and filing such Tax Return will file such Tax Return on or before its due date and pay over to the applicable Taxing Authority the amount of Tax due with such Tax Return.

(c)           GOV will file, effective as of seven days prior to the Effective Date, an affirmative election on Internal Revenue Service Form 8832 to be taxed as an association taxable as a corporation, such that GOV on the Effective Date will be a “qualified REIT subsidiary” of HRPT within the meaning of Section 856(i) of the Code.  GOV will not cause or permit the filing of any election on Internal Revenue Service Form 8832 with respect to any of its Subsidiaries in respect of any period preceding or including the Effective Date, such that the GOV Subsidiaries through the Effective Date will remain “disregarded entities” of HRPT within the meaning of Section 301.7701-3 of the Treasury Regulations under Section 7701 of the Code.

(d)           HRPT and GOV shall cooperate to file, effective as of the day after the Effective Date, a Code Section 856(l) “taxable REIT subsidiary” election for HRPT’s investment in GOV after the Effective Date, and at HRPT’s request shall renew and refile such election effective each January 1 thereafter for so long as HRPT continues to own 9.8% or more of GOV’s outstanding Common Shares.

6.4          Refunds and Credits.

Any refunds or credits of Taxes shall be for the account of the party bearing responsibility for such Taxes under Section 6.1  Each of HRPT and GOV agrees that if as the result of any audit adjustment made by any Taxing Authority with respect to a Tax to be borne by the other party under Section 6.1, any member of the HRPT Group or the GOV Group, respectively, receives a Tax benefit in the form of a cash refund or in the form of a credit applicable against Tax liabilities to be borne by such benefited party under this Section 6, then the benefited party shall notify the other party of the same within ten (10) days of, as applicable, receiving the cash refund or filing the Tax Return in which such credit is utilized, and then pay over immediately to such other party the amount of such Tax refund or credit.

6.5          Tax Contests.

If either HRPT (on behalf of the HRPT Group) or GOV (on behalf of the GOV Group) becomes aware of any audit, pending or threatened assessment, official inquiry, examination or proceeding (“Tax Contests”) that could result in an official determination with respect to Taxes due or payable, the responsibility for any portion of which may rest with the other party, such party shall promptly so notify the other party in writing.  The party bearing greater responsibility for the Taxes contested in a Tax Contest shall bear the costs (including attorneys’ and accountants’ fees, but excluding the contested Taxes) of such Tax Contest, and shall control and conduct such Tax Contest in a reasonable manner after consulting in good faith with the other party.  The other party shall supply the party controlling the Tax Contest with such powers of attorney and assistance as may be reasonably requested.  The responsibility for any additional liability for Taxes resulting from a Tax Contest shall be allocated and apportioned between the HRPT Group and the GOV Group in accordance with Section 6.1.  Except to the extent in conflict with the provisions of this Section 6, the provisions of Section 5.3 shall be applicable to Tax Contests.

SECTION 7
MISCELLANEOUS

7.1           Arbitration.  (a) Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement or the transactions contemplated hereby, or (ii) brought by or on behalf of any shareholder of either HRPT or GOV (which, for purposes of this Section 7, shall mean any shareholder of record or any beneficial owner of shares of either HRPT or GOV, or any former shareholder of record or beneficial owner of Shares of either HRPT or GOV), either on its own behalf, on behalf of either HRPT or GOV or on behalf of any series or class of shares of either HRPT or GOV or shareholders of either HRPT or GOV against either HRPT or GOV or any trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of either HRPT or GOV, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, the Declaration of Trust or the Bylaws of either HRPT or GOV (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as modified herein.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of either HRPT or GOV and class actions by a shareholder of either HRPT or GOV against those individuals or entities and either HRPT and GOV.

(b)           There shall be three arbitrators.  If there are (i) only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration and (ii) more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  The two party-nominated arbitrators shall jointly nominate the third and presiding arbitrator within 15 days of the nomination of the second arbitrator.  If any arbitrator has not been nominated within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.  For the avoidance of doubt, the arbitrators appointed by the parties to such Dispute may be affiliates or interested persons of such parties but the third arbitrator elected by the party arbitrators or by the AAA shall be unaffiliated with either party.

(c)           The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)           There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)           In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)            Except to the extent expressly provided by this Agreement or as otherwise agreed between the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action by a shareholder of either HRPT or GOV, award any portion of HRPT’s or GOV’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)           The Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)           Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  The party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

7.2          Notices.

(a)           Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by telecopy or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, and with all freight charges prepaid (if by Federal Express or similar carrier).

(b)           All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)           All such notices shall be addressed:

If to GOV, to:

Government Properties Income Trust

400 Centre Street

Newton, Massachusetts  02458

Attn:  President
Telecopy no:  (617) 219-1441

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1 Beacon Street

Boston, MA  02108

Attn.: Margaret R. Cohen

Telecopy No.  (617) 573-4822

If to HRPT, to:

HRPT Properties Trust

400 Centre Street

Newton, Massachusetts  02458

Attn:  President
Telecopy no:  (617)

With a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA  02109

Attn.: Richard Teller

Telecopy no. (617) 338-2880

(d)           By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address up to two other addresses within the United States of America.

7.3          Waivers, Etc.

No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

7.4          Assignment; Successors and Assigns; Third Party Beneficiaries.

This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except to a successor to such party by merger or consolidation or an assignee of substantially all of the assets of such party.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Person.

7.5          Severability.

If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

7.6          Counterparts, Etc.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.  This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

7.7          Governing Law.

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts.

7.8          Section and Other Headings; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection and Schedule references are to this Agreement, unless otherwise specified.  The words “including” and “include” shall be deemed to be followed by the words “without limitation.”

7.9          Exculpation.

(a)           THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HRPT, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME “HRPT PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HRPT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HRPT. ALL PERSONS DEALING WITH HRPT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HRPT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

(b)           THE AMENDED AND RESTATED DECLARTION OF TRUST ESTABLISHING GOV, DATED JUNE 8, 2009, A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME “GOVERNMENT PROPERTIES INCOME TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF GOV SHALL BE HELD TO ANY

PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, GOV. ALL PERSONS DEALING WITH GOV, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF GOV FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo
Title: Treasurer Chief Financial Officer

GOVERNMENT PROPERTIES INCOME TRUST

By:	/s/ David M. Blackman
Title: Treasurer and Chief Financial Officer